Exhibit 10.1

February 8, 2005

Mark Cameron

318 Lindo Ave

Newport Beach, CA 92661

Dear Mark:

Re:      Employment with VantageMed as Chief Information Officer.

VantageMed is pleased to confirm the offer extended to you to join our company as Chief Information Officer, reporting directly to Steven Curd, Chief Executive Officer, beginning February 8, 2005. This letter will confirm your acceptance of our offer. You will be compensated on a semi-monthly basis at a rate of $6,666.66.

Additionally, you will be eligible for a $50,000 to $150,000 bonus for the 2005 year, with a target bonus of $100,000 based on performance, including the company's financial performance, at the CEO’s discretion.

In addition, we will recommend that the Board of Directors grant a competitive number of incentive stock options to you to purchase VantageMed common stock.  The exercise price of these options will be equal to the closing market price on the date of grant.  The options will vest 25% one year from the one year anniversary date of your employment with the remaining 75% vesting monthly for 36 months thereafter.

You will be eligible for three (3) weeks paid vacation, paid time off for sick leave and health, vision, life, dental and long-term disability insurance, as well as a 401(k) plan and flexible spending account for unreimbursed medical expenses and dependent care expenses. Questions relating to these benefits, eligibility or company policies may be directed to, Shelley Sullivan in Human Resources. A complete Orientation Package will be provided to you with details and costs.

Your employment is “at-will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, VantageMed is free to conclude this at will employment relationship with you at any time, with or without cause.

As a condition of employment, you will be required to sign a “Proprietary Information and Inventions Agreement.” In addition, as is required by law, you will be asked to provide documentary evidence of your identity and eligibility for employment in the United States. Proof must be provided to your manager within three (3) business days of your date of hire.

To indicate your acceptance of this offer, please sign below. There are two (2) originals; therefore, please keep a signed original for yourself and return a signed one to me at VantageMed, 11060 White Rock Road Suite 210 Rancho Cordova, CA 95670. Please mark your return envelope “Confidential.”

This letter, along with our company policies, set for the terms of your employment with VantageMed and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by our CFO.

We hope that you agree that you have a great contribution to make to our industry by way of VantageMed and that you will find working with us a rewarding experience. Also, we are confident that your employment with us will be both challenging and beneficial. We look forward to the opportunity of working with you to create a successful company.

Sincerely,

/s/ Steven Curd

Steven Curd

Chief Executive Officer

VantageMed Corporation

Agreed to and Accepted by:

/s/ Mark Cameron	2/8/2005

Mark Cameron	Date